EXHIBIT 10.10

July 25, 2003

John Van Siclen

35 Bryan Court

Alamo, CA 94507

Dear John,

On behalf of Company, we are pleased to offer you a position with SupportSoft, a Delaware corporation, (the “Company”) as Senior Vice President Worldwide Field Operations, Company Officer, effective July 31, 2003 reporting to the Chief Executive Officer or Company Designate.

The offer includes an annual base salary of US$250,000, management by objectives (MBO) plan of US$200,000 for a total On Target Earnings (OTE) US$450,000. The base salary will be paid semi-monthly in accordance with the Company’s payroll procedures, the MBOs award will be paid based in accordance with the annual Officer MBO Program, which is subject to change at the Board of Directors Compensation Committee’s discretion. Performance objectives will be defined within the first 30 days of your employment commencement.

We will recommend to the SupportSoft Board of Directors, Compensation Committee, at the first meeting following your start date that you are granted 320,000 stock options that will carry vesting and exercise provisions in accordance with the Company’s 2000 Omnibus Incentive Plan. The exercise price per share will be set at the fair market value (defined as the closing price) of the common stock on the day the grant is approved. (See Employee Agreement Amendment A for more details)

As a Company employee, you will also be eligible to receive all employee benefits, which will take effect on your employment commencement include health care (medical, vision, prescription drug, dental, hospital) and life and disability insurance (life, accidental death and dismemberment, long term disability, short term disability), eligibility to participate in the company’s Employee Stock Purchase Plan (ESPP), 401k program, vacation (paid time off) of 15 days per annum, FLEX125 program and 12 public holidays in accordance with the company’s published schedule, etc. You should note that the Company reserves the right to modify compensation and benefits from time to time, as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. All employment is contingent upon a three-month evaluation period.

You shall be provided with a Change of Control Event Benefit. This benefit will be granted under the following terms and conditions:

1) For a period of six months following a “Change of Ownership Event” (“Change of Ownership Event being defined as any sale of all or substantially all of the Company’s assets or any merger, consolidation or stock sales which result in the holders of the Company’s capital stock immediately prior to such transaction owning less than 50% of the voting power of the Company’s capital stock immediately after such transaction), if: (a) your employment is terminated by the Company or its successor for any reason other than for Cause (as defined below); or (b) you resign for Good Cause (as defined below), you will be entitled to receive a severance package consisting of:

575 Broadway, Redwood City, CA 94063

(i)	Vesting 50% of any unvested stock options that were issued to you by the Company,

(ii)	6 months of your current base salary at that time, payable in one lump sum, subject to normal withholding tax requirements, and

(iii)	Pro-rated MBO compensation through the period in which the date of transfer of control occurs if you achieved performance criteria as mutually agreed upon by you and the CEO of SupportSoft for that fiscal year.

2) You shall have a period of 90-days following termination of your employment pursuant to (a) above to exercise such stock options. If you wish to resign your employment pursuant to (b), you will give the Company 30-days written notice of resignation. The Company will have 30 days from such written notice to cure the reason(s) for your resignation. If the reason(s) for your resignation is not cured within 30 days, you shall have a period of 90 days following the cure period to exercise such stock options.

3) In order to receive this Change In Ownership Event severance package, you will be required to sign a release in a form acceptable to you and the Company, of any and all claims that you may have against the Company.

Definitions:

“Cause” means a determination in the reasonable good faith of the Board that you have:

(a)	Engaged in any act of fraud, embezzlement or dishonesty or any other act in violation of the law, including but not limited to, the conviction of, or pleading no lo contender to, a felony (except for ordinary traffic violations);

(b)	Materially breached your fiduciary duty to the Company;

(c)	Unreasonable refused to perform the good faith, lawful policies or instructions of the Chief Executive Officer and the Company;

(d)	Failed to fully and faithfully perform your material obligations as Executive Vice President under this Employment Offer;

(e)	Engaged in willful misconduct or gross negligence that has a material adverse effect on the Company;

(f)	Breached the Propriety Information and Invention Assignment Agreement; or

(g)	Made any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary).

“Good Cause” means

(a)	You are assigned significant duties inconsistent with your position in the Company or your employment terms and responsibilities are materially diminished by the Company;

(b)	You are required to relocate to a regular work location that is more than 50 miles from the Company’s offices where you regularly work, without your approval; or

(c)	A material breach by the Company of its obligations under this Employment Offer;

If you wish to resign your employment for “Good Cause”, you will required to give the Company 30-days written notice of resignation. The Company will have 30-days to cure the reason(s) for your resignation.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us during your Orientation period (schedule to be confirmed), or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not actively engage in any other employment, occupation, consulting or other business directly or indirectly related to the business in which the Company is now involved or becomes involved during the term of your

575 Broadway, Redwood City, CA 94063

employment, nor will you engage in any other activities that conflict with your obligations to the Company.

As a Company employee, you will be expected to abide by the Company’s rules and regulations. You will be expected to sign and comply with an Employment, Confidential Information and Invention Assignment Agreement (the “Employee NDA”) that requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Your employment will be contingent upon and not be deemed effective until you have executed and returned the Employee NDA to the Company.

As provided in the Employee NDA, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo County, California (or some other mutually agreed upon location) under the National Rules for the Resolution of Employment Disputes. The Company agrees to pay the fees and costs of the arbitrator. However, as also provided in the Employee NDA, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the other party’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter before July 25 2003 in the space provided below and return it to Lisa Mosher. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and you.

John, we look forward to working with you.

Sincerely, SupportSoft, Inc.

/s/ Radha R. Basu July 26, 2003
Radha R. Basu Chief Executive Officer	Date

/s/ Lisa Mosher July 26, 2003
Lisa Mosher	Date
Vice President, People Innovation and Education

575 Broadway, Redwood City, CA 94063

By signing this Employment Offer, I hereby accept, acknowledge and agree to the terms and conditions as stated above.

On this day of July 27, 2003.

/s/ John Van Siclen July 27, 2003
John Van Siclen	Date

Start Date

Enclosures:   Duplicate Original Letter

Employment agreement Attachment A

Employment, Confidential Information and

Invention Assignment Agreement ( To be supplied)

575 Broadway, Redwood City, CA 94063

Employment Agreement Attachment A

Employee Name: John Van Scilen

This agreement attachment provides clarifications and modifications to the employee’s Employment Offer Letter.

Employee benefit package and insurance:

SupportSoft will provide an employee benefit package that will include the following items:

•	Health Insurance (e.g. Principal HMO and PPO).

a)	Medical

b)	Dental

c)	Vision

d)	Prescription Drug

•	Life, AD&D and Disability Insurance (Long Term/Short Term)

•	Flex Section 125 Program

•	401K program (employee contribution only)

•	Paid time off (PTO): 15 days per annum

•	12 Paid Holidays, typically as follows:

New Year’s Day

President’s Day

Good Friday

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Thanksgiving Holiday

Christmas Eve Day

Christmas Day

New Years Eve Day

1 Floating Holiday—your choice

Stock options

The stock option-vesting period is four years. 12/48ths of the shares will vest on the first anniversary of the vesting commencement date (your start date) and 1/48th of the shares will vest each full month thereafter for the remaining 36 months.

Employee Stock Purchase Plan

You are eligible to enroll in the next offering period of the Employee Stock Purchase Plan that begins on or after your reporting date. Offering periods begin February 1 and August 1 of each year.

575 Broadway, Redwood City, CA 94063

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